Exhibit 10.1
CONTINGENT VALUE RIGHTS AGREEMENT
     THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of August 12, 2010 (this “Agreement”), is entered into by and among Emergent BioSolutions Inc., a Delaware corporation (“Parent”), Trubion Pharmaceuticals, Inc., a Delaware corporation (“Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”) and as initial CVR Registrar (as defined herein).
RECITALS
     A. Parent, 35406 LLC, a Delaware limited liability company and wholly owned direct subsidiary of Parent (the “LLC”), 30333 Inc, a Delaware corporation and wholly owned indirect subsidiary of Parent (“Merger Sub”), and Company have entered into an Agreement and Plan of Merger dated as of August 12, 2010 (the “Merger Agreement”), pursuant to which the Merger Sub will merge (the “Merger”) with and into the Company, with the Company surviving the Merger as an indirect subsidiary of Parent, and then merging with and into the LLC with the LLC being the surviving entity of the LLC Merger.
     B. Pursuant to the Merger Agreement, Parent agreed to grant to the Company’s stockholders of record immediately prior to the Effective Time contingent value rights as hereinafter described.
     C. The parties have done all things necessary to make the contingent value rights, when granted pursuant to the Merger Agreement and hereunder, the valid obligations of Parent and to make this Agreement a valid and binding agreement of Parent, in accordance with its terms.
AGREEMENT
     In consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions.
     (a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;
          (ii) all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with U.S. generally accepted accounting principles, as in effect on the date hereof;
          (iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;
          (iv) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa; and
          (v) all references to “including” shall be deemed to mean including without limitation.
     (b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:
“Applicable Payments” means the amount payable in cash with respect to a particular CVR Payment Event, as set forth on Annex A.
“Board of Directors” means the board of directors of Parent.
“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Seattle, Washington or in the states of New York and New Jersey are authorized or obligated by law or executive order to remain closed.
“CVR” means the contingent value rights granted by Parent pursuant to the Merger Agreement and this Agreement.
“CVR Achievement Period” means the period commencing upon the Effective Time and ending on the third anniversary of the Effective Time.
“CVR Payment Amount” means an amount resulting from dividing each Applicable Payment by the total number of outstanding CVRs.
“CVR Payment Certificate” has the meaning set forth in Section 2.5(a).

“CVR Payment Date” means the date specified by Parent on which a CVR Payment Amount is to be paid by the Rights Agent to the Holders, which date shall be a date no later than ten (10) days after the applicable CVR Payment Event and shall be established pursuant to Section 2.5.
“CVR Payment Event” means, as applicable, (a) the receipt by Parent (or its successors or assigns) of a Milestone Payment related to a Milestone Achievement Event that occurred during the CVR Achievement Period or (b) the Achievement Event under the Facet Agreement as set forth and described on Annex A.
“CVR Register” has the meaning set forth in Section 2.3(b).
“CVR Registrar” has the meaning set forth in Section 2.3(b).
“Facet Agreement” means the Collaboration and License Agreement between the Company and Facet Biotech Corporation, dated August 27, 2009.
“Holder” means a Person in whose name a CVR is registered in the CVR Register.
“Milestone Achievement Certificate” has the meaning set forth in Section 2.4(a).
“Milestone Achievement Event” means the achievement of a Milestone Event.
“Milestone Event” means the milestone events under the Wyeth Agreement and the Facet Agreement set forth on Annex A.
“Milestone Payment” means the milestone payments associated with the Milestone Events.
“Milestone Payment Failure” has the meaning set forth in Section 2.4(c).
“Milestone Payment Failure Notice” has the meaning set forth in Section 2.4(c).
“Non-Achievement Certificate” has the meaning set forth in Section 4.3(a).
“Notice of Objection” has the meaning set forth in Section 4.3(b).
“Objection Period” has the meaning set forth in Section 4.3(b).
“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.
“Permitted Transfer” means: (i) the transfer of any or all of the CVRs on death by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order; or (iv) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.
“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.
“Surviving Person” has the meaning set forth in Section 6.1(a).
“Wyeth Agreement” means the Collaboration and License Agreement between the Company and Wyeth, acting through Wyeth Pharmaceuticals Division, dated December 19, 2005, as amended.
“20% Holders” means any Holder or Holders of at least twenty percent (20%) in the aggregate of the outstanding CVRs.
ARTICLE II
CONTINGENT VALUE RIGHTS
Section 2.1 Grant of CVRs.
     The CVRs shall be granted pursuant to, and at the time and in the manner set forth in, the Merger Agreement and shall thereafter be governed and administered in accordance with this Agreement. Parent hereby appoints Mellon Investor Services LLC as the Rights Agent to act as rights agent for the Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms or conditions), and the Rights Agent hereby accepts such appointment.
Section 2.2 Nontransferable.
     The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.
Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.
     (a) The CVRs shall not be evidenced by a certificate or other instrument.
     (b) The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs. The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering CVRs and transfers of CVRs as herein provided.
     (c) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and any other documentation reasonably requested by the CVR Registrar, in a form reasonably satisfactory to the CVR Registrar, properly completed and duly executed by the Holder thereof, his attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer, and such signature to be guaranteed by a participant in a recognized Signature Guarantee Medallion Program. Upon receipt of such written notice and all other necessary information, the CVR Registrar shall, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax or other governmental charge that may be payable in respect of such transfer or assignment, which shall be the responsibility of the transferor) to the Holder. The Rights Agent shall have no duty or obligation under any Section of this Agreement that requires the payment of taxes or charges unless and until it is satisfied that such taxes and/or charges have been paid.
     (d) A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.
Section 2.4 Milestone Achievement Procedures; Payment Failure.
     (a) Following the occurrence of a Milestone Achievement Event, Parent shall promptly, but in no event later than five (5) Business Days after such event, deliver to the Rights Agent an Officer’s Certificate certifying that the Parent is entitled to receive the applicable Milestone Payment (the “Milestone Achievement Certificate”).
     (b) Subsequent to the occurrence of any Milestone Achievement Event, Parent shall use commercially reasonable efforts to cause the counterparty to the Facet Agreement or the Wyeth Agreement, as applicable, to promptly remit the applicable Milestone Payment to the Parent in accordance with the Facet Agreement or the Wyeth Agreement, as applicable, and the Parent shall thereafter disburse the Applicable Payment in accordance with Section 2.5.
     (c) In the event that the applicable Milestone Payment has not been made in accordance with and during the timeframes provided for in the Facet Agreement or the Wyeth Agreement, as the case may be (a “Milestone Payment Failure”), the Parent shall deliver to the Rights Agent a notice signed by the chief executive officer, president or chief financial officer of Parent notifying the Rights Agent of the Milestone Payment Failure (the “Milestone Payment Failure Notice”). The Rights Agent shall forward any Milestone Payment Failure Notice it receives to the Holders within five (5) Business Days of receipt. Any dispute arising from a Milestone Payment Failure Notice shall be resolved in accordance with the procedure set forth in Section 7.10, which decision shall be binding on the parties hereto and the Holders (including the Holders not participating therein).

Section 2.5 Payment Procedures.
     (a) Upon an occurrence of a CVR Payment Event, Parent shall promptly, but in no event later than five (5) Business Days thereafter, deliver to the Rights Agent an Officer’s Certificate certifying that each Holder is entitled to receive the CVR Payment Amount (the “CVR Payment Certificate”), which shall set forth the CVR Payment Date. The Rights Agent shall forward any CVR Payment Certificate it receives to the Holders within five (5) Business Days of receipt. Until such CVR Payment Certificate is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that a CVR Payment Event has not occurred.
     (b) At least five (5) Business Days prior to the applicable CVR Payment Date, Parent shall cause the Applicable Payment to be delivered to the Rights Agent, who will in turn, on the CVR Payment Date, pay the applicable CVR Payment Amount to each of the Holders (the amount which each Holder is entitled to receive will be based on the number of CVRs held by such Holder as reflected on the CVR Register) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date, or, (ii) with respect to Holders that are due CVR Payment Amounts in excess of $100,000 who have provided the Rights Agent with wire transfer instructions in writing, by wire transfer of immediately available funds to such account. The Rights Agent shall have no duty or obligation to verify or confirm the accuracy, validity or sufficiency of the applicable CVR Payment Amount.
     (c) Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.
Section 2.6 No Voting, Dividends Or Interest; No Equity Or Ownership Interest In Parent.
     (a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.
     (b) The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Integrated Merger.
ARTICLE III
THE RIGHTS AGENT
Section 3.1 Certain Duties And Responsibilities.
     The Rights Agent shall be authorized and protected and shall not have any liability for, or in respect of any actions taken, suffered or omitted to be taken by it in connection with its acceptance and administration of this Agreement and the exercise and performance of its duties hereunder, except to the extent of its own willful misconduct, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any liability of the Rights Agent will be limited to the amount of annual fees paid by the Buyer to the Rights Agent. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.
Section 3.2 Certain Rights of Rights Agent.
     The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:
     (a) the Rights Agent may rely and shall be authorized and protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, power of attorney, endorsement, affidavit, letter or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder but as to which no notice was provided, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith unless and until it has received such notice;
     (b) whenever the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Buyer prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part (each as determined by a final, non-appealable judgment of a court of competent jurisdiction), request and rely upon an Officer’s Certificate from the Parent with respect to such fact or matter; and such certificate shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate. The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received from Parent. In the event the Rights Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Parent or any other person or entity for refraining from taking such action, unless the Rights Agent receives written instructions from Parent that eliminates such ambiguity or uncertainty to the satisfaction of the Rights Agent;
     (c) the Rights Agent may engage and consult with counsel of its selection (who may be legal counsel for the Buyer and/or an employee of the Rights Agent) and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection to the

Rights Agent in respect of any action taken, suffered or omitted to be taken by it hereunder in reliance thereon;
     (d) in the event of litigation, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;
     (e) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;
     (f) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;
     (g) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits, damage, judgment, fine, penalty, settlement, cost or expense (including, without limitation, the fees and expenses of legal counsel), incurred without willful misconduct, bad faith or gross negligence on the part of the Rights Agent (each as determined by a final non-appealable judgment of a court of competent jurisdiction) for any action taken, suffered or omitted to be taken by the Rights Agent in connection with the acceptance and administration of this Agreement, or the exercise or performance of its duties hereunder, including without limitation, the costs and expense of defending against any claim of liability hereunder, directly or indirectly. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Parent. The provisions of this Article 3 shall survive the termination of this Agreement, the payment of any distributions made pursuant to this Agreement, and the resignation, replacement or removal of the Rights Agent hereunder, including, without limitation, the costs and expenses of defending a claim of liability hereunder;
     (h) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent’s net income). The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the preparation, negotiation, delivery, amendment, administration and execution by the Rights Agent of this Agreement and its duties hereunder. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by Parent, except for postage and mailing expenses, which funds must be received one Business Day prior to the scheduled mailing date. Parent agrees to pay to the Rights Agent any amounts, including fees and expenses, payable in favor of the Rights Agent in connection with any dispute arising under or in connection with this Agreement;
     (i) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

     (j) The Rights Agent shall not have any liability for or be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof; nor shall it be responsible for any breach by Parent of any covenant or failure by Parent to satisfy conditions contained in this Agreement;
     (k) Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of its duties under this Agreement;
     (l) The Rights Agent and any stockholder, affiliate, director, officer, employee or agent of the Rights Agent may buy, sell or deal in any of the Rights or other securities of Parent or become pecuniarily interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any stockholder, affiliate, director, officer, employee or agent from acting in any other capacity for Parent or for any other Person; and
     (m) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Merger Agreement or any other agreement between or among any of Parent, Company or any other parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement
     (n) The Rights Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the Rights Agent (including, without limitation , any act or provision of any present or future law or regulation or governmental authority, any act of God, war, civil disorder or failure of any means of communication); and
     (o) The Rights Agent may execute and exercise any of the rights of powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers or employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to Parent or any other Person resulting from any such act, default, neglect or misconduct absent willful misconduct, bad faith or gross negligence (each of which must be determined by a final, non-appealable judgment of a court of competent jurisdiction).
Section 3.3 Resignation And Removal; Appointment of Successor.
     (a) The Rights Agent may resign from its duties at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.
     (b) If at any time the Rights Agent shall become incapable of acting, any Holder of a CVR may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Rights Agent and the appointment of a successor Rights Agent.
     (c) If the Rights Agent shall resign, be removed or become incapable of acting, Parent, by a Board Resolution, shall promptly appoint a qualified successor Rights Agent who may (but need not) be a Holder but shall not be an officer of Parent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(c), become the successor Rights Agent. The retiring Rights Agent shall deliver all relevant books and records to the successor Rights Agent.
     (d) Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.
Section 3.4 Acceptance of Appointment By Successor.
     Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.
ARTICLE IV
OTHER COVENANTS
Section 4.1 List of Holders.
     Parent shall furnish or cause to be furnished to the Rights Agent in such form as Rights Agent may reasonably require, the names and addresses of the Holders within five (5) Business Days after the Effective Time.
Section 4.2 Information Requests.
     After receipt by the Holders of a CVR Payment Certificate or a Non-Achievement Certificate, Parent shall promptly furnish (and in no event later than five (5) Business Days after receipt of a request) to the Rights Agent all information and documentation in connection with this Agreement and the CVRs that the Rights Agent or the 20% Holders may reasonably request in connection with the determination of whether a Milestone Achievement Event or CVR Payment Event has occurred; provided, however, that the Holders, in the aggregate, shall only be entitled to one (1) such request per Milestone Achievement Event; provided, further, that such Holders shall be entitled to make an additional request to address any questions directly relating to Parent’s response to a previous request. The Rights Agent shall forward any information and documentation it receives to the Holders who request such information within five (5) Business Days of receipt.
Section 4.3 Annual Reporting.
     (a) If a Milestone Achievement Event has not occurred on or prior to each anniversary date of the Effective Time during the CVR Achievement Period, then, within five (5) Business Days after such date, Parent shall deliver to the Rights Agent an Officer’s Certificate stating that a Milestone Achievement Event did not occur during such period (the “Non-Achievement Certificate”). The Rights Agent shall promptly (and in no event later than five (5) Business Days after receipt thereof) send each Holder a copy of such Non-Achievement Certificate at the address as reflected in the CVR Register as of the date the Rights Agent received such Non-Achievement Certificate.
     (b) Upon demand by the 20% Holders received by the Rights Agent within forty-five (45) calendar days after distribution by the Rights Agent of a Non-Achievement Certificate (the “Objection Period”), the Rights Agent shall deliver a written notice to the Parent, which shall be prepared by such Holder or Holders (the “Written Notice”), (i) specifying that such Holder or Holders object to the determination of Parent that a Milestone Achievement Event did not occur and (ii) stating the reason upon which such Holder or Holders have determined that a Milestone Achievement Event has occurred on or prior to the CVR Achievement Period (a “Notice of Objection”). Notwithstanding anything to the contrary herein, the Rights Agent shall have no duty or obligation to accept or deliver any Written Notice unless the Holders have provided such evidence of their 20% ownership in the aggregate of the outstanding CVRs as the Rights Agent shall reasonably request. Any dispute between the Parent and the 20% Holders arising from a Notice of Objection shall be resolved in accordance with the procedure set forth in Section 7.10, which decision shall be binding on the parties hereto and the Holders (including the Holders not participating therein).
Section 4.4 Commercially Reasonable Efforts.
     Unless this Agreement and the CVRs shall have been terminated as provided herein, from and after the date hereof, Parent shall use commercially reasonable efforts consistent with pharmaceutical industry practice relating to products in a similar stage of marketing, development and approval and with similar economic potential, and considering the regulatory, legal, business, commercial and other facts and circumstances presented to Parent from and after the date hereof, to (i) achieve, as soon as practicable, all Milestone Achievement Events, (ii) cause thereafter the payment of the related Milestone Payments and (iii) disburse the corresponding Applicable Payments.
Section 4.5 Ability To Make Prompt Payment.
     Neither Parent nor any of its Subsidiaries shall enter into any agreement that would restrict Parent’s right to be able to promptly disburse the Applicable Payments under this Agreement or otherwise restrict Parent’s ability to fund such payments.

ARTICLE V
AMENDMENTS
Section 5.1 Amendments Without Consent of Holders.
     (a) Without the consent of any Holders, Parent, when authorized by a Board Resolution, and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:
          (i) subject to Section 6.1, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein; or
          (ii) to evidence the termination of the CVR Registrar and the succession of another Person as a successor CVR Registrar and the assumption by any successor of the obligations of the CVR Registrar herein; provided that such succession and assumption is in accordance with the terms of this Agreement.
     (b) Without the consent of any Holders, Parent, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:
          (i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein, provided that such succession and assumption is in accordance with the terms of this Agreement;
          (ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;
          (iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;
          (iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act; provided that such provisions shall not adversely affect the interests of the Holders; or
          (v) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement unless such addition, elimination or change is adverse to the interests of the Holders.
     (c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.
Section 5.2 Amendments With Consent of Holders.
     (a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement.
     (b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.
Section 5.3 Execution of Amendments.
     Prior to executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate and an opinion of counsel stating that the execution of such amendment is authorized or permitted by this Agreement. Notwithstanding anything herein to the contrary, the Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants, obligations, immunities or duties under this Agreement or otherwise.
Section 5.4 Effect of Amendments.
     Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.
ARTICLE VI
CONSOLIDATION, MERGER, SALE OR CONVEYANCE
Section 6.1 Parent May Not Consolidate, Etc.
     (a) Parent shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:
          (i) the Person formed by such consolidation or into which Parent is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Parent substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of Parent to be performed or observed; and

          (ii) Parent has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein have been satisfied.
     (b) For purposes of this Section 6.1, “convey, transfer or lease its properties and assets substantially as an entirety” shall mean (i) properties and assets contributing in the aggregate at least sixty-five percent (65%) of Parent’s total consolidated revenues as reported in Parent’s last available periodic financial report (quarterly or annual, as the case may be) or (ii) properties or assets compromising a all or substantially all of the Company’s product candidates related to the Milestone Events, namely SBR-087 and TRU-016.
Section 6.2 Successor Substituted.
     Upon any consolidation of or merger by Parent with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement with the same effect as if the Surviving Person had been named as Parent herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the CVRs.
ARTICLE VII
GENERAL PROVISIONS
Section 7.1 Notices To Rights Agent And Parent.
     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (and duly received): (a) at the time of personal delivery; (b) one (1) Business Day after sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) to the fax numbers below (or to such other fax number for a party as shall be specified by like notice); or (c) one (1) Business Day after deposit with an overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to the Rights Agent, to
Mellon Investor Services LLC
520 Pike Street, Suite 1220
Seattle, WA 98101
Attn: Thomas L. Cooper
Facsimile: 206-674-3059

with a copy to:
Mellon Investor Services LLC
Newport Office Center VII,
480 Washington Blvd.,
Jersey City, NJ 07310
Attention: General Counsel
if to the Parent, to
Emergent BioSolutions Inc.
2273 Research Boulevard, Suite 400
Rockville, MD 20850
Attn: General Counsel
Facsimile: 301-795-1899
with a copy to:
Bingham McCutchen LLP
2020 K Street NW
Washington, D.C., 20006
Attention: Carl A. Valenstein
Facsimile: 202-373-6448
Section 7.2 Notice To Holders.
     Where this Agreement provides for notice to Holders, such notice shall be deemed given four (4) Business Days after deposit in the United States mail by first class mail, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.
Section 7.3 Interpretations.
     When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement
Section 7.4 Successors and Assigns.
     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. All covenants and agreements in this Agreement by Parent shall bind its successors and assigns, whether so expressed or not.
Section 7.5 Governing Law.
     THIS AGREEMENT AND THE CVRS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF DELAWARE; PROVIDED, HOWEVER, THAT ALL PROVISIONS REGARDING THE RIGHTS, DUTIES, RESPONSIBILITIES AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
Section 7.6 Severability Clause.
     In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein; provided, however, that if such modified provision shall affect the rights, immunities, duties or obligations or the Rights Agent, the Rights Agent shall be entitled to resign immediately. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.
Section 7.7 Counterparts.
     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Any facsimile copy or electronic mail copy message in “pdf” or similar format of an executed counterpart of this Agreement will be deemed to be an executed original thereof.
Section 7.8 Termination.
     This Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder, upon the expiration of the CVR Achievement Period; provided however that the parties’ rights and obligations hereunder with respect to any Milestone Achievement Event or any dispute related thereto (including, without limitation, the resolution of any Notice of Objection) that occurs during the CVR Achievement Period shall continue until such time as is necessary to deliver any CVR Payment Amount payable in connection with, or to resolve a dispute related to, such Milestone Achievement Event under the terms of this Agreement.

Section 7.9 Entire Agreement; No Third-Party Beneficiaries.
     As it relates to the Rights Agent, this Agreement represents the entire understanding of the parties hereto with reference to the subject matter of this Agreement and this Agreement supersedes any and all other oral or written agreements made with respect to the subject matter of this Agreement. As it relates to all other parties hereto, this Agreement (including the documents and instruments referred to herein and the Annexes and Schedules attached hereto) and the Merger Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.
Section 7.10 Negotiation; Consent to Jurisdiction; Venue; Waiver of Trial by Jury.
     (a) Parent and the 20% Holders shall negotiate in good faith for a period of thirty (30) days to resolve any controversy or claim arising out of or relating to this Agreement, or the breach thereof.
     (b) After expiration of the thirty (30) day period contemplated by Section 7.10(a), if the underlying controversy or claim has not been resolved, then, the Parent or the 20% Holders (each a “Litigation Party”) may commence litigation, but only in a federal or state court of competent jurisdiction in Delaware. No Holder shall commence any litigation to resolve any controversy or claim arising out of or relating to this Agreement, or breach thereof, unless approved by the 20% Holders. The losing Litigation Party in such litigation will pay all the prevailing Litigation Party’s attorneys’ fees, court costs, and other expenses related to that litigation, and in the event of a dispute brought by or on behalf of the 20% Holders in which Parent is the prevailing Litigation Party, Parent shall be entitled to offset such amounts owed to Parent against the Applicable Payments, if any.
     (c) Each of the Litigation Parties irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any Action arising out of or relating to this Agreement, and each of the Litigation Parties irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the Litigation Parties agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
     (d) Each of the Litigation Parties irrevocably consents to the service of any summons and complaint and any other process in any other action relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such Litigation Party.

Nothing in this Section 7.10(d) shall affect the right of any Litigation Party to serve legal process in any other manner permitted by Law.
     (e) EACH LITIGATION PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH LITIGATION PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH LITIGATION PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH LITIGATION PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER LITIGATION PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER LITIGATION PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH LITIGATION PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH LITIGATION PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH LITIGATION PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10(E).
     (f) Consent to Representation by Fenwick & West LLP. In the event of any dispute following the Effective Time between Parent, on the one hand, and the Holders, on the other hand, Parent hereby consents to the representation by Fenwick & West LLP of any of the Holders notwithstanding the prior representation of the Company by Fenwick & West LLP.
ARTICLE VIII
MISCELLANEOUS
Section 8.1 USA Patriot Act
     Parent acknowledges that the Rights Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that the Rights Agent must obtain, verify and record information that allows the Rights Agent to identify the Parent. Accordingly, prior to accepting an appointment hereunder, the Rights Agent may request information from the Parent that will help the Rights Agent to identify the Parent, including without limitation the Parent’s physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or any other information that the Parent deems necessary. The Parent agrees that the Rights Agent cannot accept an appointment hereunder unless and until the Rights Agent verifies the Parent’s identity in accordance with the Customer Identification Program requirements.
Section 8.2 Incentive Compensation Program
     The Bank of New York Mellon Corporation (“BNYM”) has adopted an incentive compensation program designed (i) to facilitate clients gaining access to and being provided with explanations about the full range of products and services offered by BNYM and its subsidiaries and (ii) to expand and develop client relationships. This program may lead to the payment of referral fees and/or bonuses to employees of BNYM or its subsidiaries who may have been involved in a referral that resulted in the execution of this Agreement, obtaining of products or services covered by this Agreement or which may be ancillary or supplemental to such products or services. And such referral fees or bonuses are funded solely out of fees and commissions paid under this Agreement or with respect to such ancillary or supplemental products or services.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

EMERGENT BIOSOLUTIONS INC.
By:	/s/ FUAD EL-HIBRI
	Name:	FUAD EL-HIBRI
	Title:	CHAIRMAN & CEO

TRUBION PHARMACEUTICALS, INC.
By:	/s/ STEVEN GILLIS
	Name:	Steven Gillis, Ph.D.
	Title:	Executive Chairman and Acting President

MELLON INVESTOR SERVICES LLC
By:	/s/ THOMAS L. COOPER
	Name:	Thomas L. Cooper
	Title:	Vice President

Annex A

CVR PAYMENT EVENT	APPLICABLE PAYMENT
Milestone Events under the Wyeth Agreement
Initiation of dosing in the first Phase III Clinical Study for the first Major Indication (CD 20 Products)	$6,250,000
Initiation of dosing in the first Phase III Clinical Study for the second Major Indication (CD 20 Products)	$5,000,000
Initiation of dosing in the first Phase II Clinical Study for a product candidate directed towards a non-CD 20 target)	$750,000

Pfizer/Wyeth subtotal	$12,000,000

Milestone Events under the Facet Agreement
Initiation of the first Phase II Clinical Study (includes transition to Phase II portion of a Phase I/II Clinical Study)	$1,747,904.38
Initiation of the first Phase III Clinical Study in an oncology indication (includes transition to the pivotal phase of a Phase II/III Clinical Study)	$15,000,000
Achievement Event under the Facet Agreement
Release TRU-016*	$10,000,000

Abbott / Facet subtotal	$26,747,904.38

*	Release of TRU-016 manufactured pursuant to the Facet Agreement for use in clinical studies, with such milestone to be paid no earlier than November 30, 2011 provided TRU -016 remains under Co-Development at November 30, 2011 (other than because of Company’s successor or assignee exercised or was deemed to have exercised its Opt-Out Option). In the event that either the Joint Development or Joint Steering Committee governing the TRU-016 collaboration elect to delay product manufacture, or in the event such manufacture is delayed for any reason, so long as TRU-016 remains under Co-Development on November 30, 2011 (other than because of Company’s successor or assignee exercised or was deemed to have exercised its Opt-Out Option) such milestone payment shall be paid on December 1, 2011.

Schedule 1
BNY MELLON SHAREOWNER SERVICES
Schedule of Fees
As CVR Rights Agent

Annual Administration Fee	$5,000.00
•	Up to 1,000 CVR Holder Accounts

•	No Dividend Distributions

•	Review of Emergent’s Authorization, per transfer

Receipt & Set-Up of Distribution File, per file	$1,500.00
Additional Services, if applicable

•	Exercising of Rights	By Appraisal
•	Rights Redemption Payment	By Appraisal
•	Legal Out-of-Pocket Expense
	• Agreement Review	$2,000.00
	• Amendment Review	$900.00